Exhibit 99.2

FIRST HORIZON NATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31

(Dollars in thousands)	2011	2010	2009

Net income/(loss)	$142,630	$61,603	$(258,435)
Other comprehensive income/(loss), net of tax:
Unrealized market adjustments on securities available for sale arising during the period (Net of tax of $14.1 million for 2011, $(12.2) million for 2010 and $12.1 million for 2009)	22,175	(19,122)	22,614
Reclassification adjustment for (gain)/loss included in Net income/(loss) (Net of tax of $(.3) million for 2011 and 2010)	(472)	(437)	—

Unrealized gain/(loss) on securities available-for-sale	21,703	(19,559)	22,614

Prior service cost arising during the period (Net of tax of $6.3 million for 2009)	—	—	10,829
Net actuarial gain/(loss) arising during the period (Net of tax of $(23.3) million for 2011, $(2.0) million for 2010 and $2.5 million for 2009) (a)	(37,616)	(3,425)	3,541
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost (Net of tax of $8.3 million for 2011, $5.5 million for 2010 and $.4 million for 2009)	13,303	9,647	638

Total pension and postretirement plans	(24,313)	6,222	15,008

Other comprehensive income/(loss)	(2,610)	(13,337)	37,622

Comprehensive income/(loss)	140,020	48,266	(220,813)

Comprehensive income attributable to noncontrolling interest	11,434	11,402	11,402

Comprehensive income /(loss) attributable to controlling interest	$128,586	$36,864	$(232,215)

(a) 2009 includes a positive, after-tax effect of $18.3 million due to a pension curtailment.